UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 22, 2024

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Crexendo, Inc.
(Exact Name of Registrant as Specified in Its Charter)

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Nevada	001-32277	87-0591719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 S. 52nd Street, Tempe, AZ 85281

(Address of Principal Executive Offices) (Zip Code)

(602) 714-8500

(Registrant’s Telephone Number, Including Area Code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 22, 2024, the Board of Directors of Crexendo, Inc. (the “Company”) appointed Jeffrey G. Korn as a Class I director of the Board of Directors of the Company and named him as Executive Chairman.

Mr. Mihaylo made the motion which was approved unanimously by the Nominating Committee and the Board of Directors. Mr. Korn is the Company CEO and has served in that position since March 2023.  Mr. Mihaylo in the motion complimented Mr. Korn and the management team for the progress they have made and believed that the move was appropriate considering the results achieved. Mr. Mihaylo will remain on the Board as a member of the Board of Directors and as “Chairman Emeritus”.

Mr. Korn has spent over 21 years at Crexendo and is the Company's longest standing employee. He has served as Chief Executive Officer and then previously as the Company's General Counsel, Executive Vice President, and Chief Legal Officer. Prior to joining Crexendo, he served as Chief Legal Officer and a member of the Board of Directors of Prosoft Training (formerly a Nasdaq Company). Before that, Korn was a partner in a commercial litigation and business services law firm with his office located in Jacksonville, Florida. Mr. Korn has also served on the boards of several other public companies and currently holds positions on numerous private boards. Mr. Korn is a graduate of Stetson University College of Law where he received a JD degree and the State University of New York at New Paltz where he received his undergraduate degree.

Mr. Korn will not receive any additional compensation because of his appointment as Executive Chairman.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 24, 2024

Crexendo, Inc.

By:	/s/ RONALD VINCENT
Ronald Vincent
Chief Financial Officer

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